Exhibit 99.1

NextTrip Appoints John McMahon as Chief Operating Officer – Travel, Expands into Cruise Industry with Five Star Alliance

Proven Industry Leader Brings Deep Relationships and Extensive Expertise Across all Facets of Leisure, Travel and Tourism

Five Star Alliance Now Directing Group Booking Inquiries to NextTrip

NextTrip to Launch New Cruise Booking Engine in the First Half of 2025

SUNRISE, FL — February 25, 2025 – NextTrip, Inc. (NASDAQ: NTRP) (“NextTrip,” “we,” “our,” or the “Company”), a leading travel technology company, today announced the appointment of John McMahon, Chief Executive Officer and majority shareholder of Five Star Alliance (“FSA”), as NextTrip’s Chief Operating Officer – Travel Division. With a proven track record in the leisure, travel, and tourism industry, McMahon brings extensive expertise in management, marketing strategy, digital marketing, online distribution, social media, and business development. His deep industry relationships, spanning from C-level executives to on-the-ground professionals, positions him as a valuable addition to the NextTrip leadership team.

In a strategic move to expand its offerings, NextTrip recently announced the purchase of a 49% stake in Five Star Alliance. This 49% investment has allowed NextTrip to capitalize on Five Star products and services, including the upcoming launch of the NextTrip Cruise division, anticipated to be operational in the next few weeks. By utilizing Five Star’s contracts and technology platforms, we have been able to fast track our entry into the thriving cruise industry and to offer exceptional values on a host of cruise products. Through Five Star Alliance, NextTrip now gains direct booking access to the top 35 cruise lines globally. This integration will enable real-time cruise offerings, exclusive amenities, and competitive pricing, making NextTrip Cruise a competitive player in the market. FSA Travel & Cruise Advisors will be available to NextTrip to assist in the recommendation and reservation process as needed. According to Statista, the global cruise market is projected to reach $53.49 billion in revenue by 2029. The new cruise booking engine is expected to present a timely revenue capture opportunity leveraging NextTrip’s multi-million traveler database and its new Compass.TV travel platform.

NextTrip launched its Group Booking platform in July 2024, and with the Five Star Alliance investment, FSA has begun directing all its group booking inquiries to NextTrip for service and follow-up. These leads have already started to convert with NextTrip securing a significant corporate group contract, consisting of 180 travelers contracted and booked, and a couple of other large leisure groups utilizing NextTrip’s group booking tool are in for contract negotiations from the first leads introduced by Five Star. Historically, Five Star Alliance received dozens of group booking inquiries each month but lacked the resources to manage them effectively, often outsourcing leads to third-party agencies for follow-up. This collaboration highlights the synergies of the NextTrip and Five Star Alliance relationship, underscoring the immense growth potential in the group travel segment.

“We are excited to welcome John McMahon to the NextTrip leadership team and expand our capabilities with the Five Star Alliance investment,” said Bill Kerby, Chief Executive Officer at NextTrip. “This strategic move strengthens our position as a full-service travel solutions provider and is expected to accelerate our entry into the high-growth cruise industry. With our enhanced cruise booking platform and group travel capabilities, we believe that we are poised for meaningful expansion and revenue growth.”

About NextTrip

NextTrip (NASDAQ: NTRP) is a technology-driven platform delivering innovative travel booking and travel media solutions. NextTrip Leisure offers individual and group travelers’ vacations to the most popular and sought-after destinations in Mexico, the Caribbean, and around the world. The NextTrip Media platform – Travel Magazine – provides a social media space for viewers to explore, educate, and share their “bucket list” travel experiences with friends. Additionally, NextTrip is launching an end-to-end content ecosystem that utilizes AI-assisted travel planning to capture advertising, build brand awareness, reward loyalty, and drive bookings. For more information and to book a trip, visit www.nexttrip.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, the company’s development efforts and anticipated launch of its NextTrip Cruise Division; changes to NextTrip’s relationship with FSA; acceptance of NextTrip’s products and services by FSA’s customers; changes in travel, and in particular group travel and the cruise, trends; changes in domestic and foreign business, market, financial, political and legal conditions; unanticipated conditions that could adversely affect the company and/or FSA; the overall level of consumer demand for NextTrip’s and FSA’s products/services; general economic conditions and other factors affecting consumer confidence, preferences, and behavior in the travel industry; disruption and volatility in the global currency, capital, and credit markets; the financial strength of NextTrip’s customers; NextTrip’s ability to raise additional capital to fund its operations; NextTrip’s ability to implement its business strategy; changes in governmental regulation; NextTrip’s exposure to litigation claims and other loss contingencies; stability of consumer demand for NextTrip’s products and services; any breaches of, or interruptions in, NextTrip’s information systems; fluctuations in the price, availability and quality of products as well as foreign currency fluctuations; NextTrip’s ability to maintain its Nasdaq listing; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. NextTrip disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise, except as required by applicable law. For additional information regarding risks and uncertainties that could impact NextTrip’s forward-looking statements, please see disclosures contained in the company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024 filed with the SEC on September 4, 2024 and our other filings with the SEC which may be viewed at www.sec.gov.

Contacts

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

NTRP@mzgroup.us

www.mzgroup.us